EXHIBIT 99.1

                 VERIDIUM FORMS NATIONAL PACT WITH SAFETY-KLEEN
 Premier Organic and Inorganic Industrial Waste Recyclers Join Forces to Provide
                 Unparalleled Service Options to National Market

Paterson, New Jersey, June 29, 2004 - Veridium Corporation  ("Veridium") (OTCBB:
VRDM), an environmental services provider that uses its patented and proprietary green technologies to recycle, reuse and mine commodities from industrial hazardous wastes, today announced its execution of a distribution and recycling services agreement with Safety-Kleen Systems, Inc.

The agreement calls for most-favored inter-company pricing, mutual rights of first refusal and cooperative marketing, and includes performance-based terms that allow Safety-Kleen to earn price discounts, exclusivity and the right to receive equity in Veridium as they meet and exceed sales benchmarks of up to $50 million in revenue per year. The equity participation terms of the agreement allow Safety-Kleen to earn the right to receive stock options in Veridium exercisable at prices ranging from $0.77 to $5.00 per share into 1.35 million shares of Veridium common stock.

"This alliance is a watershed event in our industry that will have a major impact on the ongoing shift away from consumption to the commoditization of industrial wastes," said Kevin Kreisler, Veridium's chairman and chief executive officer. "More than 95% of the industrial hazardous wastes generated domestically are merely burned or buried. We have the technology today to cost-effectively recycle, reuse and mine a very broad array of these materials. The combination of Veridium's and Safety-Kleen's recycling technologies and Safety-Kleen's national service and distribution assets - the largest of their kind in North America - will enable us to provide our clients with services that are unrivaled by any of our competitors."

Powerful Benefits for Industry and the Environment Industrial hazardous wastes are generated by a vast array of manufacturing processes in many industries including chemicals, ceramics, aerospace, pharmaceuticals, telecommunications, electronics, petrochemicals, automotive, food products, munitions, metal finishing, metals mining and manufacturing, optics and plastics.

Hazardous waste management companies, such as Safety-Kleen and Veridium, are retained by companies in these industries to manage their industrial wastes safely and in compliance with environmental regulations. This service typically takes the form of reverse distribution, where the wastes are picked up at their "cradle" and predominantly distributed to their "grave" - a disposal or incineration process. Most of these wastes, however, contain valuable metals, chemicals and fuels that can be recovered and returned to the cradle of commerce by using green technologies. This can be achieved today by Safety-Kleen and Veridium at the same cost to the generator as disposal or incineration. Further, recycling hazardous wastes in this manner qualifies generators for powerful exemptions from ongoing environmental liability and state hazardous waste taxes.

"We are at an exciting time and place in our industry," said Fred J. Florjanic, CEO and president of Safety-Kleen, "and we are pleased to have entered into this agreement with Veridium. We believe our combined capabilities give us a competitive advantage, and we are committed to driving revenue growth for both companies."

Safety-Kleen is the premier service provider for recycling organic industrial wastes, such as fuels and solvents, and offers a fully integrated, "one-stop shopping" network designed to collect and process an almost unlimited range of both hazardous and non-hazardous industrial wastes. Safety-Kleen has more than 250 service centers and 5,000 employees across North America, and is the nation's largest re-refiner and recycler of used oil, recovering and re-refining approximately one hundred million gallons of used oil annually.

"We are equally committed to our alliance with Safety-Kleen and look forward to providing our clients with significant added value while we shift Veridium's national development plans into gear," added Jim Green, Veridium's president and chief operating officer. "We intend to construct and operate new recycling facilities in key regions as Safety-Kleen's sales force develops a sufficient core of sales in those regions. We expect in the meantime that Safety-Kleen will be a major source of new revenue and earnings for Veridium."

Kreisler added that "Our combined recycling services are particularly timely given the increasing global demand for metals, chemicals and fuels. Green technologies - green metals - green fuels - green energy - these are the wave of the future and we look forward with great anticipation to driving the sustainable reuse of our industrial resources into the mainstream as we build the nation's first integrated hazardous waste recycling company."

About Safety-Kleen Systems, Inc.

Safety-Kleen, headquartered in Plano, Texas, is the leading parts cleaner, industrial waste management and oil recycling and re-refining company in North America, with approximately 5,000 employees serving hundreds of thousands of customers in the United States, Canada and Puerto Rico. Safety-Kleen is also proud to be the "Official Environmental and Recycling Service Company" for the NASCAR Nextel Cup, Busch Grand National, Craftsman Truck, IROC, CART and Indy Racing League tracks. Additional information is available online at www.safety-kleen.com.


About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state-of-the-art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a uniquely broad array of competitively priced industrial hazardous waste recycling services. Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2003, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.